EXHIBIT 3.2

CERTIFICATE OF AMENDMENT OF THE
CERTIFICATE OF INCORPORATION OF
MERA PHARMACEUTICALS, INC.

(under Section 141 of the Delaware General Corporation Law)

The undersigned, being the President of MERA PHARMACEUTICALS, INC., hereby certifies:

FIRST:  The name of the corporation is MERA PHARMACEUTICALS, INC.

SECOND:  The amendment of the Certificate of Incorporation effected by this Certificate of Amendment is to increase the aggregate number of shares of Common Stock of the corporation shall have authority to issue from 750,000,000 shares of Common Stock having a par value of $.0001 per share to 18,000,000,000 shares of Common Stock having a par value of $.0001 per share.  The amendment increases the number of shares of Common Stock that the Corporation has the authority to issue.  Neither the issued nor the unissued shares are changed by the amendment.

THIRD:  To accomplish the foregoing amendment, Article IV. A. of the Certificate of Incorporation of the Corporation, relating to the aggregate number of shares of Common Stock which the Corporation is authorized to issue and the par value thereof, is hereby amended and restated to read as follows:

A.  AUTHORIZED STOCK. The Corporation is authorized to issue two classes of shares to be designated respectively "Preferred Stock," par value $0.0001 per share, and "Common Stock," par value $0.0001 per share.  The total number of shares of Preferred Stock authorized is Ten Thousand (10,000). The total number of shares of Common Stock authorized is Eighteen Billion (18,000,000,000).

FOURTH:  The foregoing amendment of the Certificate of Incorporation was authorized by the unanimous written consent of the directors of the Corporation. The foregoing amendment was then authorized, pursuant to Section 141 of the General Corporation Law, by the written consent of the holders of a majority of the shares of the Corporation entitled to vote, as required by Section 228 of the General Corporation Law.

IN WITNESS WHEREOF, I have subscribed this document on the forth below and do hereby affirm, under the penalties of perjury, that the statements contained therein have been examined by me and are true and correct.

Dated:  July 2, 2012

/s/ Charles Gary Spaniak, Sr.
Charles Gary Spaniak, Sr.